EXHIBIT 32

WRITTEN STATEMENT

OF

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

The undersigned hereby certify that, to the best of the knowledge of the undersigned, the Quarterly Report on Form 10-QSB for the period ended March 31, 2004 filed by Benthos, Inc. with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Dated: May 12, 2004

[RONALD L. MARSIGLIO ]
Ronald L. Marsiglio
President and Chief Executive Officer

[FRANCIS E. DUNNE, JR.]
Francis E. Dunne, Jr.
Vice President, Chief Financial Officer and Treasurer